NEWS RELEASE                                                        EXHIBIT 99

                         BARRETT BUSINESS SERVICES, INC.
                         ANNOUNCES COMPLETION OF MERGER
                    WITH WESTERN INDUSTRIAL MANAGEMENT, INC.


      PORTLAND, OREGON, June 29, 1998 -- Barrett Business Services, Inc. (Nasdaq trading symbol: "BBSI") today announced the completion of its acquisition of Western Industrial Management, Inc. pursuant to a stock-for- stock merger effective June 29, 1998. The transaction will be accounted for as a pooling-of-interests.

      The transaction, valued by the parties at approximately $10.7 million, includes consideration of 894,642 shares of Barrett common stock and $519,095 in cash. Barrett also expects to recognize one-time merger-related costs in the second quarter ended June 30, 1998 totaling approximately $725,000, of which $425,000 reduced the previously announced purchase price of $11.1 million.

      Western, a privately-held staffing services company headquartered in San Bernardino, California, operates six branch offices in Southern California. Keith Rentschler, Western's President, was appointed an Area Vice President of Barrett today and will have management responsibility for Western's six offices and Barrett's current five offices in Southern California. Western's revenues for the year ended December 31, 1997 were approximately $24.5 million.

      Barrett Business Services, Inc. is a human resource management company with offices in Washington, Oregon, Idaho, California, Arizona, Michigan, Maryland and Delaware. For 1997, Barrett reported revenues of $281.0 million and net income of $3.8 million.